Exhibit 5.1

October 30, 2008

Wave Systems Corp.

480 Pleasant Street

Lee, MA 01238

Re:	Registration Statement on Form S-3

Ladies and Gentlemen:

We are acting as counsel for Wave Systems Corp., a Delaware corporation (the “Company”), in connection with the registration under the Securities Act of 1933, as amended (the “Act”) of (i) up to 111 shares of Series J Convertible Preferred Stock, $0.01 par value per share, of the Company (the “Preferred Stock”) (ii) warrants (the “Warrants”) to purchase up to 2,200,000 shares of Class A common stock of the Company, par value $0.01 per share (the “Warrant Shares”) and (iii) the Warrant Shares, in each case, pursuant to a Registration Statement on Form S-3 (No. 333-150340) (such Registration Statement, as amended from time to time, is herein referred to as the “Registration Statement”) and the related Prospectus and Prospectus Supplement to be filed with the Securities and Exchange Commission (the “SEC”) pursuant to Rule 424(b)(5) under the Securities Act of 1933, as amended.

The Preferred Stock and Warrants are to be sold to certain purchasers (the “Purchasers”) pursuant to Subscription Agreements (collectively, the “Subscription Agreements”) between the Company and the Purchasers.  The Company will issue to Security Research Associates, Inc. (the “Placement Agent”) a Warrant to purchase up to 66,600 Warrant Shares as part of the compensation paid to the Placement Agent pursuant to the Placement Agent Agreement, dated October 29, 2008 (the “Placement Agent Agreement”).  The Warrant Shares are to be sold from time to time upon exercise of the Warrants to be issued by the Company to the Purchasers and the Placement Agent.

In connection with this opinion, we have examined and relied upon the Registration Statement and related Prospectus therein, the Prospectus Supplement, the Placement Agent Agreement, the Restated Certificate of Incorporation, Restated By-Laws, the Certificate of Designations under which the shares of Preferred Stock are to be issued (in the form to be filed with the Secretary of State of Delaware) (the “Certificate of Designations”) and we have reviewed the corporate proceedings of the Company with respect to the authorization of the issuance of the Preferred Stock, Warrant and Warrant Shares.  We have also examined and relied upon originals or copies of such agreements, instruments, corporate records, certificates and other documents as we have deemed necessary or appropriate as a basis for the opinions hereinafter expressed.  In our examination, we have assumed the genuineness of all signatures, the conformity to the originals of all documents reviewed by us as copies, the authenticity and completeness of all original documents reviewed by us in original or copy form, and the legal competence of each individual executing any document.

For purposes of this opinion letter, we have also assumed that prior to the issuance of any Class A Common Stock, $0.01 par value per share, of the Company (the “Class A Common Stock”) upon conversion of any Preferred Stock or upon exercise of any Warrants, sufficient shares of Class A Common Stock remain available under the Restated Certificate of Incorporation, as it may be amended.

Subject to the limitations set forth below, we have made such examination of law as we have deemed necessary for the purposes of this opinion.  This opinion is limited solely to the Delaware General Corporation Law, the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting those laws and, as to the enforceability of the Warrants, the laws of the State of New York.

Based upon and subject to the foregoing, we are of the opinion that:

1.             Upon proper filing with the Secretary of State of the State of Delaware of the Certificate of Designations, the Preferred Stock will be duly authorized and, when issued and paid for in accordance with the terms and conditions of the Subscription Agreements, will be validly issued, fully paid and non-assessable.

2.             With respect to any Class A Common Stock that may be issued upon the conversion of or as a dividend on the Preferred Stock, upon due exercise of applicable conversion rights in accordance with the terms of the Preferred Stock and upon due execution and delivery on behalf of the Company of certificates for the Class A Common Stock, the Class A Common Stock will be validly issued, fully paid and nonassessable.

3.             The Warrants have been duly authorized for issuance and, when issued and paid for in accordance with the terms and conditions of the Subscription Agreements or the Placement Agent Agreement, as applicable, and duly executed and delivered by the Company, will constitute valid and legally binding obligations of the Company enforceable against the Company in accordance with their  terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, arrangement, moratorium, or other similar laws affecting creditors’ rights, and subject to general equity principles and to limitations on availability of equitable relief, including specific performance.

4.             The Warrant Shares have been duly authorized and, when issued and paid for in accordance with the provisions of the Warrant, will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the heading “Legal Matters” in the Prospectus Supplement included in the Registration Statement. In rendering this opinion and giving this consent, we do not admit that we are an “expert” within the meaning of the Securities Act.

Very truly yours,

/s/ Bingham McCutchen LLP
BINGHAM MCCUTCHEN LLP